CUSIP No.	640505301	SCHEDULE 13G	Page	9	of	9
EXHIBIT A
AGREEMENT TO FILE JOINT SCHEDULE 13G
     Pursuant to Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, as amended, the undersigned hereby consent to the joint filing on their behalf of a single Schedule 13G and any amendments thereto, with respect to the beneficial ownership by each of the undersigned of the shares of common stock of NeoMedia Technologies, Inc. The undersigned hereby further agree that this statement may be executed in any number of counterparts, each of which when so executed shall be deemed to be an original, but all of which counterparts shall together constitute one and the same instrument.

April 7, 2011	JMC HOLDINGS, L.P.
	By:	/s/ J. Michael Cline
		Name:	J. Michael Cline
		Title:	General Partner

/s/ J. Michael Cline
J. Michael Cline